Exhibit (d)(2)

SEGALL BRYANT AND HAMILL LLC

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of August 12, 2025 between SEGALL BRYANT & HAMILL TRUST, a Massachusetts business trust (the “Trust”), and SEGALL BRYANT AND HAMILL LLC (the “Investment Adviser”), a Delaware limited liability company.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust has retained the Investment Adviser to furnish investment advisory and other services to the Trust for the series listed in Exhibit A and for other series of the Trust as agreed to by the parties from time to time (each, a “Fund” and collectively, the “Funds”);

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment.

(a)       The Trust hereby appoints the Investment Adviser to act as investment adviser to each Fund, in each case, for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)       In the event that the Trust establishes one or more series or portfolios other than the Funds with respect to which it desires to retain the Investment Adviser to act as investment adviser hereunder, it shall notify the Investment Adviser in writing. If the Investment Adviser is willing to render such services under this Agreement, it shall notify the Trust in writing whereupon such series or portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as each Fund except to the extent that said provisions (including those relating to the compensation payable by the Trust to the Investment Adviser) are modified with respect to such Fund in writing by the Trust and the Investment Adviser at the time.

2.	Delivery of Documents.

The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a)       The Trust’s Amended and Restated Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on November 19, 1987, and all amendments thereto (such Declaration of Trust, as presently in effect and as it shall from time to be amended, is herein called the “Declaration of Trust”); and

(b)       The Trust’s Code of Regulations and amendments thereto.

The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

3.	Management.

Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will, either directly or indirectly by employing one or more suitable sub-advisers (each, a Sub-Adviser” and collectively, the “Sub-Advisers”), provide a continuous investment program for each Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in each Fund. The Investment Adviser will, either directly or indirectly by employing one or more suitable Sub-Advisers, determine from time to time what securities and other investments will be purchased, retained or sold by each Fund. The Investment Adviser will provide the services rendered by it under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the prospectus for each Fund and resolutions of the Trust’s Board of Trustees. Without limiting the generality of the foregoing, the Investment Adviser shall:

(a)       Furnish to the Board of Trustees statistical and economic information as may be requested; and

(b)       Provide and, as necessary, re-evaluate and update or recommend potential changes to the investment objectives, strategies and policies of the Funds;

(c)        Advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees and the appropriate committees of the Board of Trustees regarding the conduct of the business of the Trust insofar as it relates to the Trust; and

(d)       Furnish, on behalf of the Trust, all other services of whatever nature that the Investment Adviser from time to time reasonably determines to be necessary or useful in connection with the investment management of each Fund as provided under this section.

4.	Sub-Advisers and Sub-Contractors.

Each Sub-Adviser shall perform its duties subject to the direction and control of the Investment Adviser. Subject to the discretion and control of the Trust’s Board of Trustees, the Investment Adviser will monitor, supervise and oversee each Sub-Adviser’s management of the Funds’ investment operations in accordance with the investment objective and related investment policies and restrictions of the Funds, as set forth in the Funds’ registration statement with the SEC, and review and report to the Trust’s Board of Trustees periodically on the performance of each Sub-Adviser and recommend action as appropriate. In addition, the Investment Adviser may employ, engage or sub-contract services to other parties as the

Investment Adviser believes to be appropriate or necessary to assist in the performance of any of the services hereunder.

5.	Other Covenants.

The Investment Adviser agrees that it:

(a)       Will comply with all applicable Rules and Regulations of the Securities and Exchange Commission and will conduct its activities under this Agreement in accordance with other applicable law;

(b)       Will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Investment Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Investment Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Investment Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to each Fund and/or other accounts over which the Investment Adviser or an affiliate of the Investment Adviser exercises investment discretion. The Investment Adviser is authorized, subject to the prior approval of the Trust’s Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for each Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Adviser to the Fund. In addition, the Investment Adviser is authorized in allocating purchase and sales orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Investment Adviser or the Trust’s principal underwriter) to take into account the sale of shares of the Trust by the broker or dealer if the Investment Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will portfolio securities be purchased from or sold to the Investment Adviser, the Trust’s principal underwriter or any affiliated person of either the Trust, the Investment Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission.

6.	Services Not Exclusive.

The services furnished by the Investment Adviser hereunder are deemed not to be exclusive, and the Investment Adviser shall be free to manage and furnish similar services to other investment accounts, including accounts with investment objectives and/or strategies identical or similar to those of a Fund, provided that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Investment Adviser to be suitable for a Fund and one or more other accounts managed by the Investment Adviser, the Investment Adviser shall treat the Fund fairly and allocate investment opportunities in a manner consistent with its fiduciary duty to the Fund.

7.	Books and Records.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8.       Expenses.

During the term of this Agreement, the Investment Adviser will pay all expenses incurred by the Investment Adviser in connection with the performance of its duties under Section 3 of this Agreement. The Investment Adviser will not be required to bear any expenses of any Fund other than those specifically allocated to the Investment Adviser in this Section 8 or otherwise agreed to by the parties from time to time. In particular, but without limiting the generality of the foregoing, the Investment (Adviser will not be required to pay expenses related to: (i) interest and taxes; (ii) brokerage commissions, (iii) premiums for fidelity and other insurance coverage requisite to the Trust’s operations; (iv) the fees and expenses of the Trust’s “non-interested” trustee; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of the Trust’s shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Trust for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; and (xi) such extraordinary non-recuring expenses as may arise.

9.	Compensation.

(a)       For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee for each Fund, computed daily and payable monthly, based on the calculation specified for such Fund in Exhibit A. As this Agreement covers multiple Funds of the Trust, fees that are attributable to each Fund shall be a separate charge to such portfolio and shall be the several (and not joint or joint and several) obligation of each such Fund.

       (b)       If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the rate specified in Exhibit A but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of such Fund’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period.

10.	Limitation of Liability.

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

11.       Duration and Termination.

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect with respect to each Fund until the initial termination date specified in Exhibit A. Thereafter, if not terminated, this Agreement shall automatically continue in effect as to a particular fund for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such fund. Notwithstanding the foregoing, this Agreement may be terminated as to any fund at any time, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund), or by the Investment Adviser on sixty days written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as such terms have in the 1940 Act.)

12.       Amendment of this Agreement.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the 1940 Act, no amendment of this Agreement shall be effective as to a particular Fund until approved (i) by a vote of a majority of the members of the Trust’s Board of Trustees who are not parties to the Agreement or “interested persons” of any party to this Agreement, and (ii) by a vote of a majority of the outstanding voting securities of such Fund. The amendment of Exhibit A to this Agreement for the sole purpose of (i) adding or deleting one or more Funds or (ii) making other non-material changes to the information included in the Exhibit shall not be deemed an amendment of this Agreement.

13.       Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and, to the extent that federal securities laws do not apply, shall be governed by Colorado law. To the extent that applicable laws of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of the SEC thereunder, such provision will be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

14.       Names.

The names “Segall Bryant & Hamill Trust” (f/k/a Westcore Trust) and “Trustees of Segall Bryant & Hamill Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of “Segall Bryant & Hamill Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SEGALL BRYANT & HAMILL TRUST

BY:       /s/ Jennifer L. Leamer

TITLE: Treasurer

SEGALL BRYANT AND HAMILL LLC

BY:       /s/ Carolyn Goldhaber

TITLE: President

Exhibit A

Name of Fund	Initial Termination Date	Fee Calculation
Barrett Growth Fund	August 12, 2027	Annual rate of 0.65% of the average daily net assets of the fund
Barrett Opportunity Fund	August 12, 2027	Annual rate of 0.65% of the average daily net assets of the fund
Segall Bryant & Hamill (“SBH”) Colorado Tax Free Fund	August 12, 2027	Annual rate of 0.35% of the average daily net assets of the fund
SBH Emerging Markets Fund	August 12, 2027	Annual rate of 0.90% of the average daily net assets of the fund
SBH Global All Cap Fund	August 12, 2027	Annual rate of 0.65% of the average daily net assets of the fund
SBH International Equity Fund	August 12, 2027	Annual rate of 0.75% of the average daily net assets of the fund
SBH International Small Cap Fund	August 12, 2027	Annual rate of 0.90% of the average daily net assets of the fund
SBH Municipal Opportunities Fund	August 12, 2027	Annual rate of 0.35% of the average daily net assets of the fund
SBH Plus Bond Fund	August 12, 2027	Annual rate of 0.35% of the average daily net assets of the fund
SBH Short Term Plus Fund	August 12, 2027	Annual rate of 0.25% of the average daily net assets of the fund
SBH Small Cap Core Fund	August 12, 2027	Annual rate of 0.80% of the average daily net assets of the fund
SBH Small Cap Growth Fund	August 12, 2027	Annual rate of 0.65% of the average daily net assets of the fund
SBH Small Cap Value Fund	August 12, 2027	Annual rate of 0.80% of the average daily net assets of the fund
SBH Quality High Yield Fund	August 12, 2027	Annual rate of 0.45% of the average daily net assets of the fund
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